Exhibit 99

Gander Mountain Company Net Income Increases 26%

to $22.2 Million in Fourth Quarter

•                  Sales increased 17.5% in the fourth quarter to $281 million

•                  Income from operations increased 37% in the fourth quarter to $26 million

•                  Company reports loss for the fiscal year

•                  Company plans six to eight new stores in fiscal 2006

ST. PAUL, Minn., March 8, 2006 — Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services, today reported results for the fourth quarter and fiscal year ended January 28, 2006.

For the fourth quarter of fiscal 2005, sales increased to $280.8 million, an increase of 18 percent over the fourth quarter of fiscal 2004. Income from operations increased 37 percent to $26.0 million, while the net income for the fourth quarter of fiscal 2005 increased 26 percent to a record $22.2 million, compared to net income of $17.5 million for the fourth quarter of fiscal 2004.

“The record fourth quarter results reflect our ability to manage our business profitably,” said Mark Baker, President and CEO. “We are encouraged by the early results from initiatives we launched in 2005 that gained traction in the fourth quarter. We look forward to a balance of growth and improved profitability in 2006.”

Sales in November and December were positively impacted by strong sales of equipment and fieldwear during the hunting seasons and solid sales during the holiday period. In January 2006, sales were negatively impacted by considerably less clearance activity due to improved inventory management. In addition, the ice fishing business was extremely challenging in January as the ice on the lakes in many markets was considered unsafe.

For the fiscal year ended January 28, 2006, sales increased 25 percent to $804.5 million. The net loss for the fiscal year was $13.3 million, compared with net income of $1.6 million for fiscal 2004. Comparable store sales decreased 7.4 percent in the quarter and 6.0 percent for the fiscal year.

In fiscal 2005, Gander Mountain opened nineteen new stores and relocated or consolidated three stores, expanding its industry-leading retail network to a total of 98 stores. The company entered four new states in the year – Arkansas, Kansas, Maryland and North Carolina — bringing the total number of states to 18. The company anticipates opening six to eight new stores in 2006, including two relocations.

Earnings per Share Calculation

On a GAAP basis, basic and diluted net income per share for the fourth quarter of fiscal 2005 were $1.55 and $1.45, respectively, compared with basic and diluted net income per share of $1.23 and $1.21, respectively, for the fourth quarter of fiscal 2004. For the full fiscal year 2005, on a GAAP basis, basic and diluted net loss per share was $0.93 compared with basic and diluted net loss per share of $0.25 for the 2004 fiscal year.

On April 26, 2004, Gander Mountain closed its initial public offering of 6,583,750 shares of its common stock and converted existing preferred stock to common stock. Giving effect to the conversion of preferred shares and the application of the net proceeds of the offering as of the beginning of each period presented, pro-forma basic and diluted net loss per share for the fiscal year 2005 were $0.93, compared with pro-forma basic and diluted net income per share of $0.18 and $0.17, respectively, for fiscal year 2004.

Financing

On March 3, 2006, the Company amended and restated its credit facility with Bank of America, N.A., as administrative agent, and the lenders named therein. The Company’s revolving credit facility provides a maximum credit ceiling of $275 million, which may be increased to $300 million subject to certain terms and conditions. The principal purpose of the amendment was to add a $20 million term loan to the credit facility. The amount of the term loan is not deducted in determining availability under the revolving credit facility, except to the extent that the balance of the term loan exceeds approximately 4% to 5% of the eligible borrowing base. This facility together with operating cash flow will provide the Company flexibility to fund its growth in 2006.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time.

The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brand. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories. There are currently 98 conveniently located Gander Mountain outdoor lifestyle stores in 18 states. For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2004 and other required reports, as filed with the SEC, which are available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contact:	Shannon Burns
Director of Investor Relations
and Corporate Communications
651-325-4337
Shannon.burns@gandermountain.com

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2

Gander Mountain Company

Statements of Operations

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$280,822	$238,996	$804,474	$644,014
Cost of goods sold	204,949	174,121	612,029	479,662
Gross profit	75,873	64,875	192,445	164,352

Operating expenses:
Store operating expenses	40,950	37,261	154,542	121,575
General and administrative expenses	8,885	8,272	33,549	27,876
Pre-opening expenses	—	277	6,555	8,194
Income (loss) from operations	26,038	19,065	(2,201)	6,707
Interest expense, net	3,856	1,522	11,106	5,137
Income (loss) before income taxes	22,182	17,543	(13,307)	1,570
Income tax provision	—	—	—	—
Net Income (loss)	22,182	17,543	(13,307)	1,570
Less preferred stock dividends	—	—	—	4,305
Income (loss) applicable to common shareholders	$22,182	$17,543	$(13,307)	$(2,735)

Income (loss) per common share
Basic	$1.55	$1.23	$(0.93)	$(0.25)
Diluted	$1.45	$1.21	$(0.93)	$(0.25)

Weighted average common shares outstanding
Basic	14,271	14,222	14,257	11,092
Diluted	15,539	14,482	14,257	11,092

The prior year financial statements have been reclassified to conform with the current year presentation.

Gander Mountain Company

Pro-Forma Income (Loss) Per Share

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)

Pro Forma Data (1)
Pro forma - Basic
Income (loss) applicable to common shareholders	$22,182	$17,543	$(13,307)	$2,512
Income (loss) applicable to common shareholders, per share	$1.55	$1.23	$(0.93)	$0.18

Proforma - Diluted
Income (loss) applicable to common shareholders	$22,536	$17,543	$(13,307)	$2,512
Income (loss) applicable to common shareholders, per share	$1.45	$1.21	$(0.93)	$0.17

Reconciliation of Pro Forma Data to GAAP
Income (loss) applicable to common shareholders (GAAP/Basic)	$22,182	$17,543	$(13,307)	$(2,735)
Interest associated with convertible debt	354	—	—	—
Income (loss) applicable to common shareholders (GAAP/Diluted)	$22,536	$17,543	$(13,307)	$(2,735)
Preferred stock dividends	—	—	—	4,305
Interest expense reduction	—	—	—	942
Income (loss) applicable to common shareholders (Pro forma/Diluted)	$22,536	$17,543	$(13,307)	$2,512

Basic
Weighted average common shares outstanding (GAAP)	14,271	14,222	14,257	11,092
Conversion of preferred stock	—	—	—	1,575
Additional shares issued in IPO	—	—	—	1,555
Weighted average common shares outstanding (Pro forma)	14,271	14,222	14,257	14,222

Diluted
Weighted average common shares outstanding	14,271	14,222	14,257	11,092
Incremental shares from stock options and stock purchase plans	18	260	—	—
Incremental shares from convertible debt	1,250	—	—	—
Weighted average common shares outstanding (GAAP)	15,539	14,482	14,257	11,092
Incremental shares from stock options	—	—	—	563
Conversion of preferred stock	—	—	—	1,575
Additional shares issued in IPO	—	—	—	1,555
Weighted average common shares outstanding (Pro forma)	15,539	14,482	14,257	14,785

(1) The Company believes the use of pro forma results provides more meaningful information due to the significant increase in share count as a result of the closing of the Company’s initial public offering on April 26, 2004 and the conversion of convertible preferred stock into shares of common stock on that date. The pro forma data is presented as if these events had occurred prior to each period.

Gander Mountain Company

Condensed Balance Sheets

(In thousands)

	January 28,	January 29,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,580	$1,033
Accounts receivable	7,215	9,347
Inventories	308,395	264,138
Prepaids and other current assets	4,557	5,806

Total current assets	321,747	280,324

Property and equipment, net	132,447	101,430
Other assets	4,736	4,089

Total assets	$458,930	$385,843

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$174,936	$114,441
Accounts payable	35,465	38,808
Accrued and other current liabilities	41,779	39,348

Total current liabilities	252,180	192,597

Unsecured convertible note payable	20,000	—
Other long term liabilities	36,925	30,938

Shareholders’ equity	149,825	162,308

Total liabilities and shareholders’ equity	$458,930	$385,843

Gander Mountain Company

Statements of Cash Flows

(In thousands)

	52 Weeks Ended
	January 28,	January 29,
	2006	2005
	(Unaudited)
Operating activities
Net income (loss)	$(13,307)	$1,570
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,754	12,213
Stock option expense	319	21
Property and equipment write-offs	389	955
Change in operating assets and liabilities:
Accounts receivable	2,132	(2,737)
Inventories	(44,257)	(83,777)
Prepaid expenses and other assets	(119)	(2,544)
Accounts payable and other liabilities	5,113	24,135
Net cash used in operating activities	$(30,976)	$(50,164)

Investing activities
Purchase of property and equipment, net	$(49,477)	$(48,532)
Net cash used in investing activities	$(49,477)	$(48,532)

Financing activities
Borrowings under credit facility, net	$60,495	$12,383
Proceeds from sale of common stock, net of expenses	—	96,216
Proceeds from convertible debt issuance	20,000	—
Proceeds from exercise of stock options and stock sales	505	—
Repayments of notes with affiliates	—	(9,840)
Net cash provided by financing activities	$81,000	$98,759

Net increase in cash	547	63
Cash, beginning of period	1,033	970

Cash, end of period	$1,580	$1,033